EXHIBIT 5
                                                                 ---------

                                                   August 10, 1998



Synaptic Pharmaceutical Corporation
215 College Road
Paramus, New Jersey  07652

Attn: Board of Directors

                  Validity of Additional Share Issuances under
            Synaptic Pharmaceutical Corporation's 1996 Incentive Plan

Ladies and Gentlemen:

         I am employed as General Counsel by Synaptic Pharmaceutical Corporation, a Delaware corporation (the "Company"), and have counseled the Company in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of an additional 1,000,000 shares (the "Shares") of Common Stock, $.01 par value, of the Company for sale to employees (as defined in General Instruction A to Form S-8 under the Act) pursuant to the Company's 1996 Incentive Plan, as amended (the "Plan"). Such registration is being effected pursuant to the filing with the Securities and Exchange Commission (the "Commission") of a Post-Effective Amendment No. 1 (the "Amendment") to the Registration Statement on Form S-8 (No. 333-05793) which was filed with the Commission on June 12, 1996 (the "Registration Statement").

         In that connection, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary for the purposes of this opinion. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me by officers of the Company as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such latter documents.

         Based upon the foregoing and subject to the limitations set forth below, I am of the opinion that the Shares have been duly authorized and, when issued, delivered and paid for in accordance with the provisions of the Plan (and any applicable agreement pertaining to awards granted or to be granted under the Plan), the Shares will be validly issued, fully paid and nonassessable.

         This opinion is furnished to you solely for your benefit in connection with the filing of the Amendment with the Commission and is not to be used for any other purpose without my prior written consent. Notwithstanding the foregoing, I hereby consent to the inclusion of this opinion as Exhibit 5 to the Amendment being filed by the Company with the Commission. In giving the foregoing consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                                          Very truly yours,


                                                          /s/Lisa L. Reiter
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                                                          Lisa L. Reiter
                                                          General Counsel